Exhibit 99.1

Mediabistro Inc. To Be Suspended from Trading on Nasdaq; Expected to be Quoted on OTCQX

New York, NY, May 22, 2014 – Mediabistro, Inc. (Nasdaq: MBIS), announced that it had notified the Nasdaq Stock Market of its intent to delist its securities from the Nasdaq Capital Market by filing a Form 25 with the Securities and Exchange Commission on or before June 6, 2014. Trading of the company’s common stock will continue on the Nasdaq Capital Market until such time the company formally delists its securities. The company’s common is expected to be available for quotation on the OTCQX, following the suspension from Nasdaq.

The anticipated move to the OTCQX is the result of the company’s inability to regain compliance with Nasdaq Listing Rules regarding the minimum stockholders’ equity. Companies listed on the Nasdaq Capital Market must maintain a minimum of $2.5 million in stockholder’s equity.

Alan M. Meckler, chairman and chief executive officer of the company, stated, “Clearly we are disappointed that trading in our stock on Nasdaq will be suspended. Due to market conditions, we are not in a position to satisfy Nasdaq’s continued listing requirements at this time. However, we remain committed to strengthening our company and focusing on the needs of our customers.”

The suspension of trading on Nasdaq is not expected to have any effect on the company’s operations or on its customers. The Company will continue to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws. In addition, the transition of the Company’s stock to OTCQX will have no effect on the shares themselves. The Company’s stockholders remain owners of the common stock.

About Mediabistro Inc.

Mediabistro Inc. is a leading Internet media company that provides services for social media, traditional media, and creative professionals. Mediabistro is a leading producer of 3D printing and Bitcoin trade shows. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses, and research products.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: recent turmoil and trading platform closures in the Bitcoin market; the competitive environment in which Mediabistro competes; the unpredictability of Mediabistro’s future revenues, expenses, cash flows and stock prices; Mediabistro’s ability to maintain its listing on OTCQX and comply with additional laws and regulations applicable to companies the securities of which are not listed on a national securities exchange; the market liquidity for the company’s common stock and the ability to sell the company’s common stock in the secondary market.  For a more detailed discussion of such risks and uncertainties, refer to Mediabistro’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Mediabistro assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current Mediabistro press releases can be found online at http://www.mediabistro.com/corporate/press.html

For information on Mediabistro, contact:

Natalie Bonacasa

press@mediabistro.com

212-547-7870